AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
R. J. REYNOLDS TOBACCO COMPANY
     Article 1. The name of the corporation is R. J. Reynolds Tobacco Company (the “Corporation”).
     Article 2. The total number of shares that the Corporation shall have authority to issue is 1,000 shares of common stock, $0.01 par value per share.
     Article 3. The street and mailing address of the registered office of the Corporation in the State of North Carolina is 327 Hillsborough Street, City of Raleigh, County of Wake, North Carolina 27603. The name of its registered agent at such address is Corporation Service Company.
     Article 4. The street and mailing address of the Corporation’s principal office is 401 North Main Street, Winston-Salem, North Carolina 27102-2990.
     Article 5. The name and address of the sole incorporator are Jonathan J. Katz, Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019.
     Article 6. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the North Carolina Business Corporation Act (“NCBCA”) as the same exists or may hereafter be amended.
     Article 7. (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by these Articles of Incorporation directed or required to be exercised or done by the shareholders. Officers of the Corporation shall be elected by, or in the manner approved by, the Board of Directors in accordance with the Bylaws.
     (2) Each member of the Board of Directors shall have one vote on all matters presented to the Board of Directors. The Board of Directors may act by the unanimous written consent of the directors in lieu of a meeting.
     Article 8. One-third of the total number of directors then in office shall be present at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by law, the Corporation’s Bylaws or these Articles of Incorporation. In the absence of a quorum for any such meeting, a majority of the directors present at any such meeting may adjourn such meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken.
     Article 9. (1) To the fullest extent permitted by the NCBCA as it exists or may hereafter be amended, no person who is serving or who has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this Article 9, nor the adoption of any provision to these Articles of Incorporation inconsistent with this Article 9, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.
     (2) Each person who is or was a director or officer of the Corporation (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding (including an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified by the Corporation against liability in any such action, suit or proceeding to the fullest extent permitted by the NCBCA as it exists or may hereafter be amended. Expenses incurred in connection with any such action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of any action, suit or proceeding upon receipt of an unsecured written promise by or on behalf of any such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation against such expenses. The right to indemnification conferred in this Article 9 shall be a contract right.
     (3) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the NCBCA.
     (4) The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person in any such capacity and whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NCBCA.
     (5) The rights and authority conferred in this Article 9 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of the Articles of Incorporation or Bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

     (6) The rights granted herein shall not be limited by the provisions contained in Section 55-8-52 of the NCBCA or any successor statute.
     (7) Neither the amendment nor repeal of this Article 9, nor the adoption of any provision of these Articles of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the NCBCA, any modification of law, shall eliminate or reduce the effect of this Article 9 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.
     Article 10. Pursuant to the authority provided in Sections 55-9-05 and 55-9A-09 of the North Carolina Business Corporation Act, the provisions of Article 9 and Article 9A of the North Carolina Business Corporation Act entitled “The North Carolina Shareholder Protection Act” and “The North Carolina Control Share Acquisition Act,” respectively, shall not be applicable to the Corporation.
     Article 11. To the extent permitted by the North Carolina Business Corporation Act, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, without the consent of all of the shareholders and without prior notice if consents in writing, delivered to the corporation for inclusion in the minutes or filing in the corporate records, setting forth the action so taken and bearing the date of signatures, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote thereon were present and voted. Notwithstanding anything herein to the contrary, an action to elect directors without a meeting is effective only if all the shareholders entitled to vote thereon deliver a signed consent to take action without a meeting. A shareholder’s consent to action taken without meeting may be by electronic mail or in any other electronic form and delivered by electronic means. Except as expressly set forth in the these Articles of Incorporation or the Bylaws, if shareholder approval is obtained by action without meeting for (i) an amendment to the Articles of Incorporation, (ii) a plan of merger or share exchange, (iii) a plan of conversion, (iv) the sale, lease, exchange or other disposition of all, or substantially all, of the Corporation’s property, or (v) a proposal for dissolution, the corporation shall not be required to give any shareholder notice of the proposed action at any time before the action is taken.
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